Exhibit 99.1

News Release

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:    Glenn Eanes

 Vice President and Treasurer

 540-665-9100

AMERICAN WOODMARK CORPORATION INCREASES CASH DIVIDEND BY 100%

WINCHESTER, Va. (August 28, 2006) — American Woodmark Corporation (NASDAQ: AMWD) today announced a 100 percent increase in the quarterly cash dividend to $0.06 per share, from the previous quarterly dividend of $0.03 per share. The cash dividend will be paid on September 22, 2006, to shareholders of record on September 15, 2006.

The Company had recently announced that its Board of Directors had authorized the repurchase of $20 million of its common stock.

Jake Gosa, chairman and CEO commented, “Our cash dividend and stock repurchase programs are an important element in building long-term value for American Woodmark shareholders. We are pleased with the growth in our free cash flow and we believe these actions demonstrate our confidence in the stability and future growth of the Company. We remain optimistic about the potential for continued growth in revenues, net income and free cash flow, as well as our ability to continue to return cash to our shareholders in the form of stock repurchases and dividends.”

American Woodmark Corporation, located in Winchester, VA., is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 340 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders.

The Company operates 15 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Minnesota, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ Global Select Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its Web site at www.americanwoodmark.com.

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